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                                                                    EXHIBIT 10.1


                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of December 6, 2000, is by and between Dynamex Inc., a Delaware corporation (the Company"), and Richard K. McClelland ("Executive"), and amends, restates and supersedes the Employment Agreement, dated as of May 31, 1995 and as amended to date, by and between the parties hereto.

         The parties hereto agree as follows:

         1.       Employment.

                  (a) Company agrees to employ Executive, on the terms and conditions set forth below. Executive's job title shall be President and Chief Executive Officer (or such other position as Company and Executive may mutually agree) and his duties shall include those customarily performed by a chief executive officer of a corporation, and performing such other similar services for Company as may be directed from time to time by the Board of Directors of Company. Throughout the term of this Agreement, Executive shall be a member of the Board of Directors of the Company.

                  (b) Executive agrees during the term of his employment to (i) devote his full business time (at least 40 hours per week) and his best efforts, skills and abilities exclusively to the performance of his duties as stated in this Agreement and to the furtherance of Company's business; (ii) well and faithfully serve the Company; (iii) use his best efforts to preserve the business of Company and the goodwill of all employees, customers, suppliers and other persons having business relations with Company.

         2. Term. The employment of Executive hereunder shall begin on the date of this Agreement and shall continue until the earliest of:

                  (a) the date Company terminates it for "just cause" upon three days written notice,

                  (b) the death or disability of Executive,

                  (c) November 30, 2003 (provided, however, that such date shall be automatically extended for successive one-year renewal terms unless Company provides written notice to Executive at least 90 days' prior to November 30, 2003 or the expiration of any such renewal term), or

                  (d) the date Executive terminates it for any reason upon 90 days written notice (it being understood by the parties that any resignation by Executive from his employment, unless specifically requested by Company or because of Company's material breach of its obligations hereunder, shall be deemed a termination by Executive).

         For purposes of this Agreement, Executive's "disability" shall mean any time Executive is
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substantially unable to perform his duties to the Company on a full time basis due to injury, illness or disability (physical or mental) (other than by reason of authorized vacation or leave) for a period in excess of 40 working days in any six month period, as determined by the Board of Directors of the Company (the "Board").

         For purposes of this Section 2, "just cause" for termination shall mean:


                  (a) any material breach of the covenants and obligations of Executive under this Agreement;

                  (b) commission of an act of fraud, dishonesty, gross negligence or willful malfeasance in connection with Executive's duties and obligations under this Agreement;

                  (c) the failure or inability for any reason to devote his full business time to the business of Company (other than failure or inability caused by Executive's disability);

                  (d) the material disregard of written instructions, policies or procedures of the Board of Directors of the Company;

                  (e) commission of any act involving moral turpitude;

                  (f) the commission of any act or the suffering by Executive of any occurrence or a state of facts, which renders Executive incapable of performing his duties hereunder, or which adversely affects or could reasonably be expected to adversely affect the Company or the Company's reputation; or

                  (g) the adjudication of Executive as a bankrupt or insolvent or Executive's filing a petition in bankruptcy, reorganization, insolvency, readjustment of debt or arrangement under any bankruptcy, insolvency, dissolution, or liquidation law.

         Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 4 through 7 shall survive any termination of Executive's employment under this Agreement.

         3.       Compensation.

                  (a) Base salary. Executive agrees to accept as full consideration for his employment, the Canadian dollar equivalent of US$275,000 per year during the term of this Agreement, payable semi-monthly, subject to all appropriate withholdings. Executive's base salary may be increased annually in the sole discretion of the Board.

                  (b) Bonuses. Within 90 days of the conclusion of each fiscal year of the Company, Executive shall be eligible to receive an annual bonus from the Company in an amount determined by the Board, which amount shall not exceed 60% of Executive's base salary for the fiscal year then ended. Within 30 days of the commencement of each fiscal year, the Board shall inform Executive of the general criteria that it will consider in determining Executive's annual bonus for such year, provided that the Board may consider


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         additional or different criteria that it deems relevant to the bonus determination.

                  (c) Car allowance. Executive shall receive a car allowance of C$1,000 per month.

                  (d) Vacation, medical insurance and fringe benefits. Executive shall be entitled to four weeks paid vacation per calendar year. Executive shall be eligible to participate in all benefit plans in which employees of the Company participate, including without limitation, those pertaining to life, accident, sickness, medical and disability insurance, and such other fringe benefits as the Board may, in its sole discretion, determine. Participation in any such plans is subject to Executive's satisfaction of any pre-conditions of general application to the participation in such plans.

                  (e) Business expenses. Upon proper documentation and compliance with Company procedures by Executive, Company shall reimburse Executive for all reasonable out-of-pocket business expenses incurred by him in connection with his duties on behalf of Company in accordance with Company policy.

                  (f) Stock Options. Executive shall be eligible to participate in the Company's stock option plans. The Board may, in its sole discretion, grant additional stock options to Executive pursuant to such plans.

         4.       Nondisclosure Agreement.

                  (a) Executive, during the term of employment under this Agreement, shall have access to and become familiar with various trade secrets and proprietary and confidential information consisting of, but not limited to, processes, computer programs, compilations of information, records, sales procedures, customer requirements, pricing techniques, customer lists, methods of doing business and other confidential information (collectively referred to as the "Trade Secrets"), which are owned by Company and regularly used in the operation of its business, but in connection with which Company takes precautions to prevent dissemination to persons other than certain directors, officers and employees. Executive acknowledges and agrees that the Trade Secrets (1) are secret and not known in the industry;
         (2) are entrusted to Executive after being informed of their confidential and secret status by Company and because of the fiduciary position occupied by Executive with Company; (3) have been developed by Company for and on behalf of Company through substantial expenditures of time, effort and money and are used in its business; (4) give Company an advantage over competitors who do not know or use the Trade Secrets; (5) are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Trade Secrets; and (6) the Trade Secrets are valuable, special and unique assets of Company, the disclosure of which could cause substantial injury and loss of profits and goodwill to Company.

                  (b) Executive shall not use in any way or disclose any of the Trade Secrets, directly or indirectly, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment under this Agreement. All files,


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         records, documents, information, data and similar items relating to the business of Company, whether prepared by Executive or otherwise coming into his possession, shall remain the exclusive property of Company and shall not be removed from the premises of Company under any circumstances without the prior written consent of the Board (except in the ordinary course of business during Executive's period of active employment under this Agreement), and in any event shall be promptly delivered to Company upon termination of Executive's employment. Executive agrees that upon his receipt of any subpoena, process or other request to produce or divulge, directly or indirectly, any Trade Secrets to any entity, agency, tribunal or person, Executive shall timely notify and promptly hand deliver a copy of the subpoena, process or other request to the Chief Executive Officer of Company.

         5. Inventions. Executive shall promptly disclose, grant and assign to the Company for its sole use and benefit any and all inventions, improvements, technical information and suggestions relating in any way to the products of the Company or any of its affiliates or capable of beneficial use by the Company or any of its affiliates, which Executive may conceive, develop or acquire during the term hereof (whether or not during usual working hours), together with all patent applications, letters patent, copyrights and reissues thereof that may at any time be granted for or upon any such invention, improvement or technical information. In connection therewith, Executive shall promptly at all times during and after the term hereof:

                  (a) Execute and deliver such applications, assignments, descriptions and other instruments as may be necessary or proper in the opinion of the Company to vest title to such inventions, improvements, technical information, patent applications and patents or reissues thereof in the Company and to enable it to obtain and maintain the entire right and title thereto throughout the world.

                  (b) Render to the Company, at its expense, all such assistance as it may require in the prosecution of applications for said patents or reissues thereof, in the prosecution or defense of interferences which may be declared involving any said application or patents, and in any litigation in which the Company may be involved relating to any such patents, inventions, improvements or technical information.

         6. Nonsolicitation Agreement. Executive acknowledges and agrees that the training he will receive, the experience he will gain while employed and the information he will acquire regarding the Trade Secrets will enable him to injure Company if he should compete with Company in a business that is competitive with the business conducted or to be conducted by Company. For these reasons, an in partial consideration for Executive's employment hereunder, Executive hereby agrees that without the prior written consent of Company, Executive shall not, directly or indirectly, either as an individual, a partner or a joint venturer, or in any other capacity, nor shall he suffer or permit any related person or affiliate to, during the term of his employment with the Company and, in the event that this Agreement terminates by reason of Sections 2(a) or 2(d), for a period of 24 months thereafter,

                  (a) solicit any Customer (as hereinafter defined) of the Company or its subsidiaries, assist any other person to do so, or have any financial interest in any person


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         which does so, if such solicitation could result in the sale of any services to such Customer and such sale is competitive with the business of the Company and its subsidiaries as now carried on and as carried on at the time of such sale; nor

                  (b) take any action inconsistent with the fiduciary relationship of an employee to his employer.

As used in this Section 6, the term "Customer" shall mean customers of the Company and its affiliates and any person or entity whose business the Company or its affiliates is soliciting at such time.

As used in this Section 6 and in Section 7 of this Agreement, "affiliates" shall mean persons or entities that directly, or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, the Company.

         7. Nonemployment Agreement. In partial consideration for Executive's employment hereunder, Executive covenants and agrees that he will not on his own behalf or on behalf of any other person, partnership, association, corporation or other entity, at any time during the term of his employment by the Company and, in the event that this Agreement terminates by reason of Sections 2(a) or 2(d), for a period of 24 months thereafter,

                  (a) hire or solicit for employment any person who was employed by the Company or its affiliates at the time the employment of the Executive was terminated or within six months thereafter or in any manner attempt to influence or induce any such person(s) to leave the employment of Company or its affiliates; nor

                  (b) use or disclose to any person, partnership, association, corporation or other entity any information obtained while an employee of Company concerning the names and addresses of Company's employees.

         8. Severability. The parties hereto intend all provisions of Sections 6 and 7 hereof to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision of Sections 6 and 7 hereof is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable. In addition, however, Executive agrees that the nonsolicitation agreements, nondisclosure agreements and nonemployment agreements set forth above each constitute separate agreements independently supported by good and adequate consideration and shall be severable from the other provisions of, and shall survive, this Agreement. The existence of any claim or cause of action of Executive against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of the covenants and agreements of Executive contained in the nonsolicitation, nondisclosure or nonemployment agreements. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be


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affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         9. Affiliates. Executive will use his best efforts to ensure that no relative of his or corporation of which he is an officer, director or shareholder, or other affiliate of his, shall take any action that Executive could not take without violating any provision of this Agreement.

         10. Remedies. Executive recognizes and acknowledges that the ascertainment of damages in the event of his breach of any provision of this Agreement would be difficult, and Executive agrees that Company, in addition to all other remedies it may have, shall have the right to injunctive relief if there is such a breach.

         11. Acknowledgements. Executive acknowledges and recognizes that the enforcement of any of the nonsolicitation and nonemployment provisions in this Agreement by Company will not interfere with Executive's ability to pursue a proper livelihood. Executive recognizes and agrees that the enforcement of this Agreement is necessary to ensure the preservation and continuity of the business and good will of Company. Executive agrees that due to the nature of Company's business, the nonsolicitation and nonemployment restrictions set forth in Sections 6 and 7 of this Agreement are reasonable as to time.

         12. Notices. Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other shall be deemed to have been duly given if given in writing and either personally delivered or sent by mail, registered or certified, postage prepaid with return receipt requested, or by recognized next day delivery service, addressed as follows: (i) if to Company, at its executive offices in Irving, Texas, or (ii) if to Executive, at his address as set forth on the payroll records of Company. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three days after mailing.

         13. Entire Agreement; Retention Agreement. This Agreement supersedes any and all other agreements, either oral or written, between the parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect thereto. Notwithstanding the foregoing, this Agreement shall not supersede the currently existing Retention Agreement, by and between the Company and Executive. Any amounts payable to Executive pursuant to the terms of such Retention Agreement upon termination of the employment of Executive shall serve as a credit against any amounts payable hereunder in respect of such termination of employment.

         14. Modification. No change or modification of this Agreement shall be valid or binding upon the parties hereto, nor shall any waiver of any term or condition in the future be so binding, unless such change or modification or waiver shall be in writing and signed by the parties hereto.

         15. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.


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         16. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one document.

         17. Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which he or it may be entitled.

         18. Estate. If Executive dies prior to the expiration of the term of employment, any monies that may be due him from Company under this Agreement as of the date of his death shall be paid to his estate.

         19. Assignment. Company shall have the right to assign this Agreement to its successors or assigns. The terms "successors" and "assigns" shall include any person, corporation, partnership or other entity that buys all or substantially all of Company's assets or all of its stock, or with which Company merges or consolidates. The rights, duties and benefits to Executive hereunder are personal to him, and no such right or benefit may be assigned by him.

         20. Binding Effect. This Agreement shall be binding upon the parties hereto, together with their respective executors, administrators, successors, personal representatives, heirs and permitted assigns.

         21. Waiver of Breach. The waiver by Company of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by Executive.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                   Dynamex Inc.


                                   By: /s/ STEVE SMILEY
                                       -----------------------------


                                   EXECUTIVE:

                                   /s/ RICHARD K. MCCLELLAND
                                   ---------------------------------
                                   Richard K. McClelland


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